Exhibit 10.1

Settlement Terms:

1. The parties to Nevada Supreme Court Appeal #51842 and 52341 ("NSCA") and AAA Case No. 79 115 Y 00184 hereby settle all claims by and between NSCA Appellants on the one hand and NSCA Respondents on the other hand.

2.       The terms of the settlement are as follows:
          A. Appellants shall pay ASI Group, LLC and Perry Rogers the sum of $185,877.45.
          B. Appellants shall file a pleading with the District Court stating that: "All factual and legal allegations made as to ASI Group, LLC and Perry Rogers are withdrawn, with prejudice."
          C. Appellants shall deliver to attorney Donald Campbell an executed letter addressed to Perry Rogers, James Rogers and ASI Group, LLC which states "I am sorry that you were included in my dispute with Ron Boreta. I hope that this does not cause you any problems in your future endeavors."
          D. Appellants shall pay the remaining Respondents the sum of $850,000, as indemnification for payments to Sierra.
          E. Items A-D, above, shall be accomplished on or before noon on September 26, 2008.
          F. Appellants shall not charge rent to the Tenant under the Callaway Golf Center Ground Lease (the "Lease") for the months of October, 2008 through March, 2009.
          G. Effective on and after April 1, 2009, Minimum Rent under the Lease shall be $40,139.43 per month; effective on and after October 1, 2012, Minimum Rent under the Lease shall be $44,153.37 per month; effective on and after October 1, 2017, Minimum Rent under the Lease shall be $48,568.71 per month.
          H.   The obligations of the Lease shall survive this Settlement.
          I. Urban Land's 35% interest in AAGC, Inc. and any stock certificate evidencing the interest are hereby cancelled.

3. The parties shall cooperate in drafting and executing a formal settlement agreement; however, this Settlement shall be fully binding in the event no formal Settlement Agreement is executed.

4. No party is relying on any extrinsic fact or representation in executing this Settlement, and, with the exception of the terms set forth in
Section 2, above, this is a complete settlement and release of all claims by and between the Appellants, on the one hand, ad the Respondents, on the other hand. Respondents shall make no claim, directly or indirectly, to any portion of the settlement or proceeds to be paid by Clark County/McCarron Airport to Appellant. This includes a release of all claims made in the District Court action and before the American Arbitration Association, except as provided above. The parties will enter documents in the District Court and before the American Arbitration association dismissing all claims with prejudice and vacating all prior orders/judgments.






Dated September 15, 2008.


     /s/ Ronald Boreta
Ronald Boreta, for himself and on
behalf of All American Sportpark,
Inc.; CKX, Inc., Vaso Boreta, and
Boreta Enterprises III



     /s/ Perry Rogers
Perry Rogers, for himself, James
Rogers and ASI Group, LLC


     /s/ Ted Lee
Ted Lee, for himself and Urban
Land of Nevada, Inc. and Urban
Investments, LLC